EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT AT SUMMIT BANCORP:                              CONTACT AT NMBT CORP:
Barbara Horn, VP (Media)                                Jay C. Lent, EVP and CFO
(609) 514-7872                                          (860) 355-1171
Kerry K Calaiaro, SVP (Analysts)
(609) 987-3226


                       SUMMIT BANCORP TO ACQUIRE NMBT CORP
                          EXPANDS CONNECTICUT PRESENCE


PRINCETON, N.J., OCTOBER 4,1999 - Summit Bancorp (NYSE:SUB) and NMBT Corp (NASDAQ:NMBT) jointly announced today that they have entered into a definitive agreement for Summit to acquire NMBT. NMBT Corp, a bank holding company headquartered in New Milford, Connecticut, is the parent company of NMBT, a commercial bank with assets of $392 million and 10 branches in Fairfield, Litchfield and New Haven counties.

"The acquisition of NMBT significantly expands our market share in Fairfield County and enables us to extend our presence into western Connecticut," said Summit Chairman and Chief Executive Officer T. Joseph Semrod. "We look forward to the opportunity to broaden the reach of our innovative checking, investment and business services, which have been well received in the Connecticut market."

When this merger is completed, Summit will have $1.3 billion in assets, $908 million in deposits and 23 branches in Connecticut. With 17 branches in Fairfield County, it will have the fifth largest deposit market share in that county, which ranks sixth in the nation in per capita income. In addition, Fairfield, Litchfield and New Haven counties are home to nearly 80,000 small to mid-sized businesses.

NMBT President and Chief Executive Officer Michael D. Carrigan said, "Summit shares our commitment to the community and to helping local businesses grow and prosper. With its wide range of products and services for consumers and small businesses, I am certain our customers will be very well served by this merger."

This transaction is valued at approximately $69.4 million, or $26.00 per share, based on Summit's closing stock price on October 1,1999. Under the terms of the agreement, each NMBT shareholder will receive between 0.7024 and 0.9503 shares of Summit Bancorp common stock for each share of NMBT common stock. If the average price of Summit stock over a pricing period is between $27.36 and $37.02, the exchange ratio will be $26.00 divided by that average price. The exact ratio will be determined based on the average price of Summit common stock over a pricing period prior to closing.*



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Summit  Bancorp  will receive an option to purchase up to 19,9 percent of NMBT's common stock if certain conditions occur. Additionally, the agreement allows for NMBT to declare quarterly common stock dividends until the closing date up to the equivalent common stock dividend rate declared by Summit Bancorp.

The transaction is expected to be completed in the first quarter of 2000 subject to regulatory and NMBT shareholder approvals and the market price of Summit Bancorp at the time the exchange ratio is determined. It is anticipated that this transaction will be accounted for as a purchase. Summit expects to repurchase from time to time in the open market outstanding Summit Bancorp shares in a number equal to the approximate amount of common shares to be issued in the acquisition, or reissue treasury shares. The number of common shares to be repurchased or reissued will depend on market conditions and other factors.

Summit Bancorp is a regional bank holding company headquartered in Princeton, New Jersey, with $35 billion in assets and $24 billion in deposits. Through its banking subsidiaries, Summit operates nearly 500 traditional and in-store branches in New Jersey, eastern Pennsylvania and Connecticut and a network of 560 automated teller machines. The company provides financial services to individuals, businesses, not-for-profit organizations, government entities and other financial institutions through its commercial and retail banking investment and insurance management, and private banking lines of business. For more information about Summit, please visit the company's website at www.summitbank.com.


*    ADDITIONAL PRICING INFORMATION
Under the terms of the agreement, approved by the directors of both companies, each NMBT share would be exchanged for Summit Bancorp common stock under the following formula
o If the average price of Summit stock over a pricing period is between $27.36 and $37.02, the exchange ratio will be $26.00 divided by that average price.
o If the average price of Summit stock is greater than or equal to $37.02, the exchange ratio will be fixed at 0.7024 shares of Summit stock for each NMBT share.
o If the average price of Summit stock is less than or equal to $27.36, the exchange ratio will be fixed at 0.9503 shares of Summit stock for each NMBT share
o NMBT may terminate the merger agreement if the average price of Summit stock falls below $26.39 and has declined more than 15% versus a selected bank index during the pricing period.


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


                                 SUMMIT BANCORP
                            ACQUISITION OF NMBT CORP
                               TRANSACTION SUMMARY
                          ANNOUNCEMENT OCTOBER 4, 1999


TRANSACTION TERMS:
Structure                   o      Purchase transaction

                            o      Tax-free exchange of stock

                            o      Definitive agreement signed

                            o      Due diligence completed

TERMS                       o      Floating  exchange  ratio  within  a  pricing
                                   collar  based on the average  price of Summit
                                   Bancorp common stock over a pricing period:

                            o If average price of Summit stock is between $27.36 and $37.02, exchange ratio will be $26.00 divided by that average price

                            o If average price of Summit stock is greater than or equal to $37.02, exchange ratio will be fixed at 0.7024 shares of Summit stock for each NMBT share

                            o If average price of Summit stock is less than or equal to $27.36, exchange ratio will be fixed at 0.9503 shares of Summit stock for each NMBT share

                            o Summit to receive option to purchase up to 19.9% of NMBT common stock

                            o Walk away right if average price of Summit stock declines below $26.39, and has declined more than 15% versus a selected bank index during the pricing period

TIMING                      o      Targeted to close first quarter 2000

                            o      Subject   to  normal   regulatory   and  NMBT
                                   shareholder approval



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

PRICING OVERVIEW:

Indicated price per share                        $26.00
Indicated total purchase price                   $69.4 million
Pike to book value                               2.46x
Price to trailing 4Q earnings                    21.5x







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